EXHIBIT 5


                                                  December 18, 1995

Cortland First Financial Corporation
65 Main Street
Cortland, New York 13045

      Re:  Registration Statement on Form S-3

Gentlemen:

               We have acted as your counsel in connection with a Registration Statement on Form S-3 to be filed by Cortland First Financial Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended. Such Registration Statement may be amended from time to time, by one or more amendments at the request of the Commission, or on the Company's own initiative. The Registration Statement, as so amended or to be amended, covers the shares of common stock, par value $5.00 (the "Common Stock") of the Company to be issued pursuant to the dividend reinvestment plan referred to therein (the "Plan").

               We have examined originals or copies, identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary, as a basis for the opinions hereinafter expressed. We have assumed the genuineness of all signatures and the conformity of all copies of documents to the originals thereof. We have also assumed the due authorization, execution and delivery of all documents.

               Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Common Stock, when issued in accordance with the Plan, will be legally issued, fully paid, and non-assessable.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,


                                   HANCOCK & ESTABROOK, LLP